UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2012

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (781) 487-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 30, 2012, PAREXEL International Corporation announced its financial results for the fiscal quarter ended March 31, 2012. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated April 30, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2012	PAREXEL International Corporation
By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr. Senior Vice President and Chief Financial Officer

Exhibit 99.1

CONTACTS:     James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President, Investor Relations
+1-781-434-4118

PAREXEL REPORTS THIRD QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

•	Consolidated service revenue of $356.0 million increased 18.1% year-over-year

•	GAAP operating margin of 7.9%; adjusted operating margin of 8.4% excluding net restructuring charges of $1.8 million

•	GAAP diluted earnings per share of $0.38; adjusted earnings per share of $0.33 excluding restructuring and related charges, and certain tax benefits

•	Backlog at approximately $4.2 billion, up 32.5% from the March quarter one year ago, with a net book-to-bill ratio of 2.23

Boston, MA, April 30, 2012 - PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the third quarter ended March 31, 2012.
For the three months ended March 31, 2012, PAREXEL's consolidated service revenue increased by 18.1% to $356.0 million compared with $301.4 million in the prior year period. Excluding a $3.8 million negative impact from foreign exchange on consolidated service revenue in the current quarter, and excluding $1.5 million of consolidated service revenue in the prior year quarter related to subsequently divested Early Phase units, revenue increased 20.0% in the quarter. The Company reported operating income under Generally Accepted Accounting Principles (GAAP) of $28.2 million, or 7.9% of consolidated service revenue, in the third quarter of Fiscal Year 2012, versus GAAP operating income of $21.9 million, or 7.3% of consolidated service revenue, in the same quarter of the prior fiscal year. GAAP net income for the quarter ended March 31, 2012 totaled $22.9 million, or $0.38 per diluted share, compared with GAAP net income of $15.7 million, or $0.26 per diluted share, for the quarter ended March 31, 2011. GAAP net income in the quarter increased by 45.3% year-over-year, and earnings per diluted share increased by 46.2%.

The Company had a current quarter tax benefit which resulted primarily from the resolution of uncertain tax positions including the reversal of interest previously accrued on these items. Approximately $4.2 million of tax benefit recorded in the quarter was due to the favorable conclusion of a tax examination along with the expiration of statutory periods primarily in European jurisdictions.

In Fiscal Years 2012 and 2011, the financial results for the respective March quarters each included special items, as detailed in the financial charts within this press release. Excluding the impact of these special items, adjusted operating income in the third quarter of Fiscal Year 2012 was $30.0 million, or 8.4% of consolidated service revenue. Excluding these special items in the prior year period, adjusted operating income was $22.4 million, or 7.4% of consolidated service revenue. On this adjusted basis, operating income in the quarter ended March 31, 2012 increased 34.1% year-over-year. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $19.9 million, or $0.33 per diluted share in the quarter ended March 31, 2012, and was $16.1 million, or $0.27 per diluted share in the quarter ended March 31, 2011. Using adjusted numbers in both periods, net income in the current quarter increased by 23.6% year-over-year, and adjusted earnings per diluted share increased by 22.2%.

On a segment basis, consolidated service revenue for the third quarter of Fiscal Year 2012 was $263.4 million in Clinical Research Services (CRS), $43.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $49.3 million in Perceptive Informatics.

For the nine months ended March 31, 2012, consolidated service revenue was $1.0 billion versus $901.6 million in the prior year period, an increase of 11.3%. GAAP operating income for the current nine-month period was $63.3 million, or 6.3% of consolidated service revenue, compared with GAAP operating income of $80.1 million, or 8.9% of consolidated service revenue in the prior year period. GAAP net income for the nine months ended March 31, 2012 was $45.4 million, or $0.75 per diluted share, compared with GAAP net income of $50.4 million, or $0.84 per diluted share, in the prior year period. Excluding the impact of special items as detailed in the attached financial charts in both nine-month periods, operating income was $68.9 million or 6.9% of consolidated service revenue for the nine months ended on March 31, 2012, compared with $79.6 million or 8.8% of consolidated service revenue for the nine months ended on March 31, 2011. On an adjusted basis, net income for the nine months ended March 31, 2012 was $45.5 million, or $0.75 per diluted share, compared with $50.8 million or $0.85 per diluted share in the comparable prior year nine-month period.

Backlog at the end of March was approximately $4.224 billion, an increase of 32.5% year-over-year. The reported backlog included gross new business wins in the quarter of $1.057 billion, cancellations of $263.3 million, and a positive impact from foreign exchange rates, and other small adjustments of $44.3 million. The net book-to-bill ratio was 2.23 in the quarter.

Mr. Josef H. von Rickenbach, PAREXEL's Chairman and Chief Executive Officer stated, “The Company's strong performance in the third quarter reflected the progress that we've made on many fronts. I believe that system enhancements and operational improvement initiatives in the Clinical Research Services segment, focused on improving margins and further increasing client satisfaction, are taking root. With respect to new business, we achieved record-breaking results in the quarter. We achieved strong wins in all market segments, including those outside of strategic partnerships, as well as small and emerging companies.”

Mr. von Rickenbach continued, “Looking forward, we continue to focus intensely on execution to service the substantial book of new business that we have in backlog. In the coming quarters, we expect to continue to achieve healthy revenue growth for the Company, while at the same time we make further investments in delivery capacity to service client projects. These investments are expected to have a negative impact on operating margins in the near term, while they enable revenue and margin growth over the longer term. Looking ahead, I believe that our future is full of promise, as we further solidify our position as a leader in our industry.”

The Company issued forward-looking guidance for the fourth quarter of Fiscal Year 2012 (ending June 30, 2012), for Fiscal Year 2012, and for Calendar Year 2012. The Company expects to report consolidated service revenue for the fourth quarter in the range of $376.0 to $381.0 million, and GAAP earnings per diluted share in the range of $0.28 to $0.30. For Fiscal Year 2012, consolidated service revenue is expected to be in the range of $1.380 to $1.385 billion, GAAP earnings per diluted share in the range of $1.03 to $1.05, and adjusted earnings per diluted share in the range of $1.04 to $1.06 (which exclude the impact of restructuring and related charges and certain Q3 FY12 tax benefits). Previously issued guidance for Fiscal Year 2012 was for consolidated service revenue in the range of $1.360 to $1.375 billion, GAAP earnings per diluted share in the range of $1.01 - $1.09, and adjusted earnings per diluted share in the range of $1.09 to $1.17 (excluding the impact of restructuring and related charges). For Calendar Year 2012, consolidated service revenue is expected to be in the range of $1.515 to $1.535 billion, GAAP earnings per share are expected to be in the range of $1.20 to $1.30, and adjusted earnings per diluted share are expected to be in the range of $1.15 to $1.25 (excluding the impact of restructuring and related charges and certain Q3 FY12 tax benefits). Previously issued guidance for Calendar Year 2012 was for consolidated service revenue in the range of $1.445 to $1.480 billion, GAAP earnings per diluted share in the range of $1.31 to $1.47, and adjusted earnings per diluted share in the range of $1.33 to $1.47 (excluding the impact of restructuring and related charges).

Continuing strong new business wins have been driving accelerated revenue growth. At the same time, this has required the Company to increase resourcing above previously assumed levels, with a projected corresponding decrease in operating margin in the short term. The Company anticipates operating margin to be in the range of 7.5% to 8.0% in the fourth quarter of Fiscal Year 2012, and expects it to expand in the second half of Fiscal Year 2013.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company's normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company's results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL's third quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, May 1, 2012 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company's website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1

408-940-3886 and ask to join the PAREXEL quarterly conference call.

The Company notes that Fiscal Year 2011 numbers have been reclassified to conform to the current year's presentation. A slide depicting the reclassified numbers for Fiscal Year 2011, in addition to other trended financial information, may be found in the Investor Relations section of the Company's website under the “Additional Financials” section.

About the Company

PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 50 countries around the world, and has approximately 11,920 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company's recognition of revenue included in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth and costs, and attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company's business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 as filed with the SEC on February 9, 2012, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	March 31, 2012				March 31, 2011
	As Reported	Adjust-ments		Non-GAAP	As Reported		Adjust-ments		Non-GAAP
Service revenue	$355,992	—		$355,992	$301,396		—		$301,396
Reimbursement revenue	56,037			56,037	51,565				51,565
Total revenue	412,029	—		412,029	352,961		—		352,961
Costs and expenses:
Direct costs	241,445			241,445	195,605	(a)	(368)	(b)	195,237
Reimbursable out-of-pocket expenses	56,037			56,037	51,565				51,565
Selling, general and administrative	67,159			67,159	67,700	(a)	(7)	(b)	67,693
Depreciation	15,166			15,166	13,582				13,582
Amortization	2,198			2,198	2,500				2,500
Restructuring charge	1,807	(1,807)	(c)	—	144		(144)	(d)	—
Total costs and expenses	383,812	(1,807)		382,005	331,096		(519)		330,577
Income from operations	28,217	1,807		30,024	21,865		519		22,384
Other expense	(6,275)	—		(6,275)	(7,003)				(7,003)
Income before income taxes	21,942	1,807		23,749	14,862		519		15,381
Provision for income tax expense	(927)	4,814	(e)	3,887	(872)		181	(e)	(691)
Effective tax rate	-4.2%			16.4%	-5.9%				-4.5%
Net income	$22,869	$(3,007)		$19,862	$15,734		$338		$16,072

Earnings per common share:
Basic	$0.38			$0.33	$0.27				$0.27
Diluted	$0.38			$0.33	$0.26				$0.27
Shares used in computing earnings per common share:
Basic	59,652			59,652	58,673				58,673
Diluted	60,494			60,494	59,808				59,808

(a) Prior year numbers have been reclassified to conform with the current year presentation.
(b) Severance associated with FY11 Restructuring Plan.
(c) Restructuring charges include $2.0 million in severance costs, offset by a $0.2 million decrease in facilities costs.
(d) Restructuring charges include $0.1 million in severance costs.
(e) Tax associated with items (b), (c) and (d), respectively, and a $4.2 million benefit in Q3 FY12 due to the favorable conclusion of a tax examination and expiration of statutory periods, primarily in European jurisdictions.

Balance Sheet Information	Preliminary
	March 31,	March 31,		June 30,
	2012	2011		2011
Billed accounts receivable, net	$362,033	$355,733		$341,279
Unbilled accounts receivable, net	281,543	279,832		308,364
Deferred revenue	(349,846)	(321,007)		(332,662)
Net receivables	$293,730	$314,558		$316,981

Cash and marketable securities	$183,276	$119,424		$89,056
Working capital	$353,765	$251,803		$317,298
Total assets	$1,490,137	$1,443,834		$1,429,483
Short-term borrowings	$5,004	$111,787		$5,867
Long-term debt	$224,234	$177,583		$240,102
Stockholders' equity	$595,889	$558,763		$566,004

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Nine Months Ended				Nine Months Ended
(in thousands, except per share data)	March 31, 2012				March 31, 2011
	As Reported	Adjust-ments		Non-GAAP	As Reported		Adjust-ments		Non-GAAP
Service revenue	$1,003,897	—		$1,003,897	$901,575		—		$901,575
Reimbursement revenue	156,592	—		156,592	157,693		—		157,693
Total revenue	1,160,489	—		1,160,489	1,059,268		—		1,059,268
Costs and expenses:
Direct costs	691,718	—		691,718	584,738	(a)	(368)	(b)	584,370
Reimbursable out-of-pocket expenses	156,592	—		156,592	157,693		—		157,693
Selling, general and administrative	192,506	—		192,506	189,740	(a)	(7)	(b)	189,733
Depreciation	44,199	—		44,199	40,438		—		40,438
Amortization	6,542	—		6,542	7,408		—		7,408
Restructuring charge (benefit)	5,669	(5,669)	(c)	—	(818)		818	(d)	—
Total costs and expenses	1,097,226	(5,669)		1,091,557	979,199		443		979,642
Income from operations	63,263	5,669		68,932	80,069		(443)		79,626
Other expense	(8,445)	—		(8,445)	(22,791)		1,166	(e)	(21,625)
Income before income taxes	54,818	5,669		60,487	57,278		723		58,001
Provision for income tax expense	9,448	5,580	(f)	15,028	6,921		270	(f)	7,191
Effective tax rate	17.2%			24.8%	12.1%				12.4%
Net income	$45,370	$89		$45,459	$50,357		$453		$50,810

Earnings per common share:
Basic	$0.76			$0.77	$0.86				$0.87
Diluted	$0.75			$0.75	$0.84				$0.85
Shares used in computing earnings per common share:
Basic	59,319			59,319	58,545				58,545
Diluted	60,272			60,272	59,717				59,717

(a) Prior year numbers have been reclassified to conform with the current year presentation.
(b) Severance associated with FY11 Restructuring Plan.
(c) Restructuring charges include $4.5 million in severance costs (net of a $1.0 million reduction in the FY10 Plan) and $1.2 million of facility-related costs.
(d) Restructuring adjustments include $0.6 million in severance reductions and $0.2 million in reductions of facility-related costs.
(e) Impairment charge on an asset.
(f) Tax associated with items (b) through (e), respectively, and a $4.2 million benefit in Q3 FY12 due to the favorable conclusion of a tax examination and expiration of statutory periods, primarily in European jurisdictions.

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	March 31, 2012	March 31, 2011 (a)
	As Reported	As Reported	Adjustments		Non-GAAP

Clinical Research Services (CRS)
Service revenue	$263,372	$227,006			$227,006
% of total service revenue	74.0%	75.3%			75.3%
Gross profit	$74,852	$74,857	$201	(b)	$75,058
Gross margin % of service revenue	28.4%	33.0%			33.1%

PAREXEL Consulting & Medical Communications
Services (PCMS)
Service revenue	$43,301	$34,136			$34,136
% of total service revenue	12.2%	11.3%			11.3%
Gross profit	$18,200	$13,665	$55	(b)	$13,720
Gross margin % of service revenue	42.0%	40.0%			40.2%

Perceptive Informatics (PI)
Service revenue	$49,319	$40,254			$40,254
% of total service revenue	13.8%	13.4%			13.4%
Gross profit	$21,495	$17,269	$112	(b)	$17,381
Gross margin % of service revenue	43.6%	42.9%			43.2%

Total service revenue	$355,992	$301,396			$301,396
Total gross profit	$114,547	$105,791	$368		$106,159
Gross margin % of service revenue	32.2%	35.1%			35.2%

Revenue by Geography
The Americas	$165,672	$106,996
Europe, Middle East & Africa	140,315	146,008
Asia/Pacific	50,005	48,392
Total service revenue	$355,992	$301,396

Quarterly Supplemental Financial Data

Service revenue	$355,992	$301,396
Reimbursement revenue	$56,037	$51,565
Investigator fees	64,969	38,557
Gross revenue	$476,998	$391,518

Days sales outstanding	56	72

Capital expenditures	$10,650	$11,063

(a) Prior year numbers have been reclassified to conform with the current year presentation.
(b) Severance associated with FY11 restructuring activities.

PAREXEL International Corporation
Segment Information
Unaudited

	Nine Months Ended	Nine Months Ended
(in thousands)	March 31, 2012	March 31, 2011 (a)
	As Reported	As Reported	Adjustments		Non-GAAP

Clinical Research Services (CRS)
Service revenue	$746,652	$690,009	—		$690,009
% of total service revenue	74.4%	76.5%			76.5%
Gross profit	$207,541	$229,355	$201	(b)	$229,556
Gross margin % of service revenue	27.8%	33.2%			33.3%

PAREXEL Consulting & Medical Communications
Services (PCMS)
Service revenue	$117,404	$94,484	—		$94,484
% of total service revenue	11.7%	10.5%			10.5%
Gross profit	$48,741	$37,642	$55	(b)	$37,697
Gross margin % of service revenue	41.5%	39.8%			39.9%

Perceptive Informatics (PI)
Service revenue	$139,841	$117,082	—		$117,082
% of total service revenue	13.9%	13.0%			13.0%
Gross profit	$55,897	$49,840	$112	(b)	$49,952
Gross margin % of service revenue	40.0%	42.6%			42.7%

Total service revenue	$1,003,897	$901,575	—		$901,575
Total gross profit	$312,179	$316,837	$368		$317,205
Gross margin % of service revenue	31.1%	35.1%			35.2%

Revenue by Geography
The Americas	$443,927	$367,081
Europe, Middle East & Africa	408,306	407,738
Asia/Pacific	151,664	126,756
Total service revenue	$1,003,897	$901,575

(a) Prior year numbers have been reclassified to conform with the current year presentation.
(b) Severance associated with FY11 restructuring activities.